News Release

HOPE BANCORP PRICES $200 MILLION CONVERTIBLE NOTES OFFERING

LOS ANGELES - May 8, 2018 - Hope Bancorp, Inc. (NASDAQ: HOPE) (the “Company”) today announced the pricing of $200 million aggregate principal amount of 2.00% convertible senior notes due 2038 (the “Notes”). The Notes will be sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The Company also granted the initial purchaser of the Notes a 30-day option to purchase up to an additional $30 million aggregate principal amount of the Notes on the same terms and conditions. BofA Merrill Lynch is acting as sole initial purchaser of the Notes.

The offering of the Notes to the initial purchaser is expected to close on May 11, 2018, subject to customary closing conditions, and is expected to result in approximately $196.0 million in net proceeds to the Company (or approximately $225.4 million if the initial purchaser exercises its option to purchase additional Notes in full) after deducting the initial purchaser’s discount but before estimated offering expenses payable by the Company.

The Notes will be senior, unsecured obligations of the Company, and will bear interest at a rate of 2.00% per year. Interest on the Notes will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2018. The Notes will mature on May 15, 2038, unless earlier converted, redeemed or repurchased.

The initial conversion rate for the Notes is 45.0760 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $22.18 per share, representing a premium of 22.5% over the closing stock price of $18.11 per share of the Company’s common stock on the NASDAQ Global Select Market on May 8, 2018. The initial conversion rate is subject to adjustment on the occurrence of specified events. Prior to the close of business on the business day immediately preceding February 15, 2023, the Notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and subject to certain limitation on beneficial ownership. Thereafter, the Notes will be convertible at the option of the holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date, subject to certain limitation on beneficial ownership. Upon conversion, the Notes may be settled in shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock, at the election of the Company.

The Company may redeem all or a portion of the Notes at any time on or after May 20, 2023 for cash. In addition, holders will be able to cause the Company to repurchase all or a portion of their Notes for cash on May 15, 2023, May 15, 2028 and May 15, 2033, and upon the occurrence of a fundamental change. In each such case, the repurchase price would be 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest. In addition, following certain corporate events that occur prior to May 20, 2023, the Company will increase, in certain circumstances, the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event.

In connection with the offering of the Notes, the Company’s board of directors approved a share repurchase program that authorized the Company to use up to $100 million of the proceeds from the offering of Notes to repurchase up to $100 million of its common stock. The Company agreed to repurchase approximately $75 million of its common stock from purchasers of the Notes in privately negotiated transactions effected through the initial purchaser or its affiliates conducted concurrently with the pricing of the Notes at a purchase price per share equal to the $18.11 per share closing price of the Company’s common stock on May 8, 2018. The share repurchases may increase, or prevent a decrease in, the market price of the Company’s common stock or the Notes, which could result in a higher effective conversion price for the Notes. The remaining capacity for repurchases of approximately $25 million is expected to be used in open market or privately negotiated repurchases following the pricing of the Notes as market conditions warrant.

The Company intends to contribute the remaining proceeds as additional capital to Bank of Hope, its wholly owned banking subsidiary, to be used by Bank of Hope for general corporate purposes.

The Notes and the shares of common stock issuable upon conversion of the Notes, if any, have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of an offering memorandum.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $14.5 billion in total assets as of March 31, 2018. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 63 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. Bank of Hope also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City and Northern California; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the proposed offering of the convertible senior notes, the anticipated terms and expected settlement of the notes and the convertible note transactions, the expected use of the net proceeds from these transactions and the terms of any share repurchases described herein. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Angie Yang
SVP, Director of Investor Relations &
Corporate Communications
213-251-2219
angie.yang@bankofhope.com

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